Exhibit 99.1
News Release
CONTACT: Michael J. McCann
CFO and Treasurer
(337) 235-2452
FOR IMMEDIATE RELEASE
PHI, Inc. Announces Initial Settlement of its Tender Offer and Consent Solicitation for its
9 3/8% Senior Notes Due 2009
LAFAYETTE, La.—(BUSINESS WIRE)—April 12, 2006 – PHI, Inc. (“PHI”) (Nasdaq: PHII) (Nasdaq: PHIIK) announced today that it had accepted for purchase and payment (“Initial Settlement”) all of the approximately $184.8 million of its $200.0 million outstanding aggregate principal amount of 9 3/8% Senior Notes due 2009 (the “Notes”) that were validly tendered prior to 5:00 p.m., New York City time, on April 6, 2006 (the “Consent Deadline”) and not validly withdrawn pursuant to its previously announced cash tender offer and consent solicitation for the Notes, which commenced on March 24, 2006. Payment of the Notes pursuant to the Initial Settlement was made today (the “Initial Settlement Date”). Holders of the Notes who tendered their Notes prior to the Consent Deadline will receive a consent payment of $2.00 per $1,000 principal amount of the Notes validly tendered and accepted for purchase (the “Consent Payment”), in addition to the tender offer consideration of $1,046.88 per $1,000 principal amount of Notes plus accrued and unpaid interest on those Notes.
On the Initial Settlement Date, PHI executed a supplemental indenture to the indenture governing the Notes which supplemental indenture, among other things, eliminated substantially all of the restrictive covenants, and certain events of default provisions in the indenture and shortened the minimum redemption notice period from 30 to five days should PHI elect to redeem any remaining outstanding Notes in accordance with the indenture. The supplemental indenture became operative upon the Initial Settlement.
The tender offer and the consent solicitation will expire at 9:00 a.m. New York City time, on April 24, 2006, unless extended or terminated by PHI, and the final settlement date is expected to be the next business day. Holders who validly tender their Notes after the Consent Deadline but before the expiration of the tender offer will not receive the Consent Payment, but will receive on the final settlement date the tender offer consideration for Notes accepted for purchase in accordance with the terms of PHI’s Offer to Purchase and Consent Solicitation Statement, together with accrued and unpaid interest on those Notes. Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders thereof will be subject to the terms of the supplemental indenture even though they did not consent to the amendments.
UBS Investment Bank is acting as the dealer manager and solicitation agent, and D.F. King & Co., Inc. is the information agent for the tender offer. Requests for documentation should be directed to D.F. King & Co., Inc. at (888) 567-1626 (toll free) (banks and brokerage firms please call (212) 269-5550). Questions regarding the tender offer and consent solicitation should be directed to UBS Investment Bank at (888) 722-9555 x4210 (U.S. toll-free) or (203) 719-4210 (collect), attention: Liability Management Group.
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation to consent with respect to any Notes. The tender offer is being made solely by the Offer to Purchase and Consent Solicitation Statement, which sets forth the complete terms and conditions of the tender offer and consent solicitation.
PHI provides helicopter transportation and related services to the oil and gas industry, air medical industry and others and also provides third-party maintenance services to select customers. PHI’s Common Stock is traded on The Nasdaq National Market System (symbols PHII and PHIIK).

NOTE: Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projection, expectations, plans, estimates and risk analysis. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause PHI’s actual results, performance (financial, operating or otherwise) or achievements to differ materially from those expressed or implied by such forward-looking statements. These factors are more fully discussed in PHI’s filings with the SEC. We undertake no obligation to update any statements contained in this release, whether as a result of new information, future events or otherwise.
# # #